FOR IMMEDIATE RELEASE



Contact: Susan R. Huckabee - FLAG Financial Corporation - (706)/845-5140)

                      FLAG FINANCIAL CORPORATION ANNOUNCES
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                      TERMINATION OF MERGER AGREEMENT WITH
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                        HEART OF GEORGIA BANCSHARES, INC.
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LAGRANGE,  GA (NOVEMBER 4, 1998) -- FLAG FINANCIAL  CORPORATION  (NASDAQ:  FLAG)
located in LaGrange, Georgia, and Heart of Georgia Bancshares, Inc., parent company of the $33 million Mt. Vernon Bank in Mt. Vernon, Georgia, announced today that they have mutually agreed to cancel their plans to merge. The proposed merger was announced in August of this year.

In commenting on the termination agreement, John S. Holle, Chairman of the Board of FLAG Financial Corporation, stated, "The FLAG program of building a partnership of banks differs in many respects from a typical acquisition program. Our emphasis is on partnership, timing, and enthusiasm. We greatly admire the operation that Don Thigpen and his people have built at Mt. Vernon and, even though we have mutually agreed that the timing is not right to consummate our proposed transaction, we wish them the best. This decision will have no impact on FLAG's other pending combinations or its partner bank program. FLAG has made tremendous strides in its partner program and in its infrastructure in 1998, and we expect to see even greater benefits from these investments in 1999."

Don Thigpen, President and CEO of Heart of Georgia Bancshares, Inc., stated, "We have tremendous respect for both the concept of FLAG Financial Corporation and its people. On reflection, however, we did not feel that it was the right time for Heart of Georgia to take this significant step. We still believe in the FLAG concept, and we anticipate working closely with FLAG in the future."

FLAG Financial Corporation is a multi-bank holding company based in LaGrange, Georgia. At September 30, 1998, it had total assets of $454 million and shareholders' equity of approximately $40 million. FLAG has pending agreements to acquire The Brown Bank in Metter, Georgia and Empire Banking Company in Homerville, Georgia, as well as a Letter of Intent to acquire the Blackshear, Georgia branch of First Georgia Bank. The acquisitions of The Brown Bank and
Empire Banking Company will not be affected by this announcement and are expected to be consummated by year-end. The acquisition of the Blackshear branch is contemplated to be consummated during the first quarter of 1999. On a combined pro forma basis, including the pending mergers with The Brown Bank and Empire Banking Company, FLAG is expected to have more than $550 million in assets.

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